EXHIBIT 10.1

NEWELL RUBBERMAID INC.

DEFERRED COMPENSATION PLANS
TRUST AGREEMENT

Effective as of
June 1, 2013

TABLE OF CONTENTS
Page

I.	TRUST FUND 1

II.	PAYMENTS TO TRUST BENEFICIARIES 3

III.	THE TRUSTEE'S RESPONSIBILITY REGARDING PAYMENTS TO A
TRUST BENEFICIARY WHEN AN EMPLOYER COMPANY IS INSOLVENT    4

IV.	PAYMENTS TO COMPANY 5

V.	INVESTMENT OF TRUST FUND 5

V.	INCOME OF THE TRUST 6

VII.	ACCOUNTING BY THE TRUSTEE 6

VIII.	RESPONSIBILITY AND INDEMNIFICATION OF THE TRUSTEE 6

IX.	AMENDMENTS, ETC., TO PLAN 9

X.	REPLACEMENT OF THE TRUSTEE 9

XI.	AMENDMENT OR TERMINATION OF TRUST AGREEMENT 9

XII.	SPECIAL DISTRIBUTIONS 9

XIII.	GENERAL PROVISIONS 10

XIV.	NOTICES 12

NEWELL RUBBERMAID INC.
DEFERRED COMPENSATION PLANS
TRUST AGREEMENT
This Trust Agreement (the "Agreement") made effective as of the 1st day of June, 2013, by and between Newell Rubbermaid Inc., a Delaware corporation (the "Company"), and The Northern Trust Company, an Illinois corporation (the "Trustee").
WHEREAS, the Company, or an affiliate of the Company ("Affiliate"), has established the plan or plans designated in Exhibit A hereto, which may be updated by the Company from time-to-time (referred to herein, individually and collectively, as any "Plan" or the "Plans"), pursuant to which the Company has agreed to provide participants in the Plans (the "Participants") with certain retirement benefits (hereinafter the entity for which a Participant provided services, including the Company, shall be referred to as the "Employer Company");
WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plans with respect to the amounts payable thereunder (the amounts so payable are collectively referred to as the "Benefits") to the Participants of such Plans, and/or their respective beneficiaries (the Participants and their respective beneficiaries are collectively referred to as the "Trust Beneficiaries");
WHEREAS, pursuant to this Agreement the Company has established a trust (the "Trust") and has transferred or will transfer to the Trust assets which shall be held subject to the claims of the general creditors of each Employer Company to the extent set forth in Article III until (i) paid in full to all Trust Beneficiaries as Benefits in such manner and as specified in this Agreement, unless a respective Employer Company is Insolvent (as that term is defined below) at the time that such Benefits become payable or (ii) otherwise disposed of pursuant to the terms of this Agreement; and
WHEREAS, an Employer Company shall be considered "Insolvent" for purposes of this Agreement at such time as the Employer Company (i) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, as amended from time to time, or (ii) is unable to pay its debts as they become due,
NOW, THEREFORE, the parties establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
I. TRUST FUND
1.1    This Trust shall be revocable; provided, however, it shall become irrevocable upon a Change in Control of the Company, as defined in Section 1.3.
1.2    Subject to the claims of general creditors to the extent set forth in Article III, the Company shall from time to time deposit with the Trustee, in trust, cash or other property acceptable to the Trustee, including a letter of credit, which shall become the principal of this Trust, to be held, administered and disposed of by the Trustee as provided in this Agreement. Neither the Trustee nor any Participant or Trust Beneficiary shall have any right to compel such additional deposits.
1.3    Upon a Change in Control of the Company, the Company shall make a contribution to the Trust in the amount required according to the terms of each Plan, or if such Plan does not require a contribution to the Trust upon a Change in Control, then as soon as administratively practicable following the occurrence of a Change in Control, the Company shall contribute to the Trust an amount equal to the aggregate account balance, determined as of the date of the Change in Control, of all persons participating in such Plan. For purposes of this Agreement, Change in Control shall have the meaning provided in Section 1.7 of the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan, as amended and restated effective January 1, 2004, and as further amended from time to time. The Company shall immediately notify the Trustee in writing of any Change in Control. The Trustee may conclusively rely upon such notice and shall have no duty to determine whether a Change in Control has occurred.
1.4    The principal of the Trust and any earnings thereon shall be held in trust separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes set forth in this Agreement. No Trust Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time that such assets are paid to a Trust Beneficiary as Benefits as provided herein. Any rights created under this Agreement shall be mere unsecured contractual rights of Trust Beneficiaries with respect to the respective Employer Company. The obligation of the Employer Companies to pay Benefits pursuant to this Agreement constitutes merely an unfunded and unsecured promise to pay such Benefits.
1.5    The Company may at any time and from time to time make additional deposits of cash or other property in the Trust to augment the principal to be held, administered and disposed of by the Trustee as herein provided, but no payment of all or any portion of the principal of the Trust or earnings thereon shall be made to the Company or other person or entity on behalf of the Company except as herein expressly provided. The Trustee shall have no duty to calculate or enforce any funding obligations of the Company under this Trust Agreement, and the duties of the Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Plan.
1.6    The Trust is intended to be a grantor trust, within the meaning of section 671 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and shall be construed accordingly. The purpose of the Trust is to assure that the obligations to the Participants pursuant to each Plan are fulfilled. The Trust is neither intended nor designed to qualify under section 401(a) of the Code or to be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
1.7    At the written direction of the Company, the Trustee shall establish separate subtrusts for separate Plans or groups of Participants covered by the Trust. The Company shall be responsible for establishing and maintaining accounts covering each Participant’s Benefits within such subtrust. At the discretion of the Company, such subtrusts may reflect a segregation of particular assets or may reflect an undivided interest in the assets of the Trust, not requiring any segregation of assets. Whenever the separate subtrusts are established, the then-existing assets of the Trust or affected portion thereof, or the undivided interests in the assets of the Trusts, shall be allocated among the subtrusts as directed by the Company. With respect to any new contributions to the Trust by the Company after separate subtrusts have been established, the Company shall designate the subtrust for which such contributions are allocated. After separate subtrusts are established, assets allocated to one subtrust may not be utilized to provide benefits under any other subtrust until all benefits payable under such subtrust have been paid in full. All payments from the Trust, including without limitation payments to general creditors in the event an Employer Company becomes Insolvent and amounts paid to the Company in accordance with Section 4.2, and all income, appreciation or depreciation and expenses, shall be charged against the subtrusts and Participant accounts as directed by the Company. The Company shall allocate income, appreciation or depreciation and expenses to, and charge the payment of Benefits against, the applicable Participant’s account. Notwithstanding the distribution limitation in Section 4.2, once (i) all the Benefits payable from a subtrust have been paid (as certified to in writing by the Company, upon which certification the Trustee may conclusively rely), the Company may direct that the assets of such subtrust be reallocated among the other subtrusts of the Trust or be returned to the Company or (ii) all the Benefits payable from a Participant’s account have been paid (as certified to in writing by the Company, upon which certification the Trustee may conclusively rely), the Company may direct that the assets of such account be reallocated among other Participant accounts or be returned to the Company.
1.8    Notwithstanding Sections 1.2, 1.3 or 1.7, no contribution or allocation shall be required or made if such contribution (or allocation to a sub-trust) would violate the provisions of Internal Revenue Code Section 409A ("Section 409A") and any applicable authorities promulgated thereunder; provided, however, that any contribution that is not made as may otherwise be required by Sections 1.2 and 1.3 shall be made once such contribution would no longer violate Section 409A. The Company shall be solely responsible for any determinations required under this Section 1.8.
II.     PAYMENTS TO TRUST BENEFICIARIES
2.1    Provided that the respective Employer Company is not Insolvent, the Trustee shall from time to time, upon the direction of the Company make payments of Benefits to each Trust Beneficiary from the assets of the Trust in accordance with the direction received from the Company.
2.2    The Trustee shall continue to pay Benefits to the Trust Beneficiaries in accordance with Section 2.1 until the assets of the Trust are depleted. The Trustee shall have no duty to determine whether any current payment by the Trustee under the terms of this Agreement would deplete the assets of the Trust below the amount necessary to provide adequately for Benefits to be payable in the future, and the Trustee shall make the current payment when due. If, after application of the preceding sentence, amounts in the Trust are not sufficient to provide for full payment of the Benefits to which any Trust Beneficiary is entitled as provided in this Agreement, the Company (or the Employer Company at the direction of the Company) shall make the balance of each such payment directly to the Trust Beneficiary as it becomes due.
2.3    The Employer Company or an Affiliate may make payments of Benefits directly to each or any Trust Beneficiary. The Employer Company shall notify the Trustee in writing of its decision to pay Benefits directly at least 10 days prior to the time amounts are due to be paid to a Trust Beneficiary and may be reimbursed from the Trust upon submission of the Company's certification to the Trustee that the payments were properly made (upon which certification the Trustee may conclusively rely).
2.4    Nothing in this Agreement shall in any way diminish any rights of any Trust Beneficiary to pursue such Trust Beneficiary's rights as a general creditor of the respective Employer Company with respect to Benefits or otherwise, and the rights of each Trust Beneficiary under the respective Plan shall in no way be affected or diminished by any provision of this Agreement or action taken pursuant to this Agreement, except that any payment actually received by any Trust Beneficiary shall reduce dollar‑per‑dollar amounts otherwise due to such Trust Beneficiary pursuant to such Plan. The Company shall be solely responsible for determining any amounts due to Trust Beneficiaries under the applicable Plan, and the Trustee may conclusively rely on any such determinations made by the Company.
2.5    The Company shall have the sole responsibility for all tax withholding filings and reports. The Trustee shall withhold such amounts from distributions as the Company directs and shall follow the instructions of the Company with respect to remission of such withheld amounts to the appropriate governmental authorities.
III.     THE TRUSTEE'S RESPONSIBILITY REGARDING PAYMENTS TO
A TRUST BENEFICIARY WHEN AN EMPLOYER COMPANY IS INSOLVENT
3.1    At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of the general creditors of the respective Employer Companies to the extent set forth in Sections 3.1 and 3.2. The Board of Directors, CEO or highest ranking officer of an Employer Company shall have the duty to inform the Trustee in writing of that Employer Company's Insolvency. If a person claiming to be a creditor of an Employer Company alleges in writing to the Trustee that the Employer Company has become Insolvent, the Trustee shall determine whether that Employer Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to all Trust Beneficiaries, provided, however, that the Company may direct the Trustee to continue making payments to one or more Trust Beneficiaries. Unless the Trustee has actual knowledge of an Employer Company's Insolvency, or has received notice from an Employer Company or a person claiming to be a creditor alleging that an Employer Company is Insolvent, the Trustee shall have no duty to inquire whether the Employer Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Employer Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer Company's solvency.
3.2    If at any time the Trustee has been notified or has determined that an Employer Company is Insolvent, the Trustee shall discontinue payments to Trust Beneficiaries pursuant to Section 3.1 and shall hold all the assets of the Trust for the benefit of the Employer Company's general creditors, provided, however, in the event the Company determines that only a portion of the Trust assets are subject to claims of the Employer Company’s creditors, the Company shall direct the Trustee to transfer such assets to a separate account to be held for the benefit of the Employer Company’s general creditors. The Trustee shall pay Trust assets to the extent necessary to satisfy the claims of the creditors of the Employer Company as a court of competent jurisdiction may direct. If the Trustee has discontinued or refrained from making payments to any Trust Beneficiary pursuant to Section 3.1, the Trustee shall pay or resume payments to such Trust Beneficiary in accordance with this Agreement if the Trustee has determined that the Employer Company is not Insolvent (or is no longer Insolvent) or pursuant to the order of a court of competent jurisdiction.
Any direction from the Company to continue payments or segregate assets pursuant to Sections 3.1 and 3.2 shall constitute a representation and warranty from the Company that it has determined, on advice of counsel, that such direction will not cause the Trust to fail to satisfy the provisions of Sections 12.1(a), (b) or (c) hereof.
3.3    If the Trustee is precluded from paying Benefits from the Trust assets pursuant to Section 3.1 and such prohibition is subsequently removed, the Trustee shall, to the extent not inconsistent with an order from a court of competent jurisdiction, pay the aggregate amount of all Benefits that would have been paid to the Trust Beneficiaries in accordance with this Agreement during the period of such prohibition, less the aggregate amount of Benefits otherwise paid to any Trust Beneficiary by the Company or an Affiliate during any such period, together with interest on the delayed amount determined at a rate equal to the rate actually earned (including, without limitation, market appreciation or depreciation, plus receipt of interest and dividends) during such period with respect to the assets of the Trust corresponding to such net amount delayed. The Company shall instruct the Trustee as to such amounts to be paid (if any).

3.4    In no event shall "actual knowledge" be deemed to include knowledge of the Company's credit status held by banking officers or banking employees of the Trustee which has not been communicated to the trust department employees of the Trustee. The Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by the Trustee under this Article III. In such event, the Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

IV.     PAYMENTS TO COMPANY
4.1    After the occurrence of a Change in Control (as defined in Section 1.3), except to the extent expressly contemplated by Sections 2.3, 1.7 and this Article IV, the Company shall have no right or power to direct the Trustee to return any of the Trust assets to the Company before all payments of Benefits have been made to all Trust Beneficiaries as provided in this Agreement; provided, however, as set forth in Section 1.7, the Company may direct repayment of any amount allocated to an account with respect to any Participant whose Benefit has been paid in full or to any Participant who is no longer entitled to a Benefit under any Plan. The Trustee shall be entitled to rely conclusively upon the Company's written certification that all such payments have been made or that the Participant is no longer entitled to a Benefit.
4.2    Prior to a Change in Control of the Company (as defined in Section 1.3), the Company may request the return of all or a portion of any amounts contributed to the Trust. From time to time after a Change in Control (as defined in Section 1.3), the Company may determine for purposes of this Section 4.2 the aggregate value of all account balances (vested and non-vested) of the Trust Beneficiaries under the Plans ("Fully Funded Amount") and the fair market value of the Trust assets. The Company shall pay the fees of any appraiser engaged to value any property held in the Trust. Thereafter, upon the direction of the Company, the Trustee shall pay to the Company the excess, if any, of the fair market value of the Trust assets over 110% of the Fully Funded Amount; provided, however, that if such payment would leave the Trustee with insufficient liquid assets to pay all premiums due and to become due on any life insurance policies held in the Trust, Trustee fees and expenses then due and owing (and for a period of twenty-four months thereafter), or any other amounts due and payable under the Trust, the Trustee may (but shall not be required to) retain sufficient liquid assets to pay such amounts. The Company shall be solely responsible for any appraisals performed hereunder, and the Trustee may conclusively rely on any direction to return excess funds to the Company.
4.3    The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. The Trustee shall have no responsibility for determining whether such right has been properly exercised or for any investment losses that may result from its exercise.
V.     INVESTMENT OF TRUST FUND
5.1    Except as provided in Section 5.2, the Company shall have sole investment discretion and responsibility for the assets of the Trust, and the Trustee shall invest and reinvest, and act with respect to, the assets of the Trust only as directed by the Company in writing from time to time and shall have no investment review responsibility therefor, and the Trustee shall not consider the propriety of holding or selling, or vote such assets other than as directed by Company; provided, however, that if the Trustee shall not have received contrary instructions from the Company, the Trustee shall invest for short term purposes any cash in its custody in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury bills, commercial paper, bankers' acceptances and certificates of deposit, and undivided interests or participations therein, and participations in regulated investment companies for which the Trustee or its affiliate is the adviser.
5.2    Subject to such written investment guidelines issued by the Company, the Trustee shall have investment discretion and responsibility for those assets of the Trust for which it accepts such responsibility in writing to the Company; provided, however, that the Trustee shall not have investment discretion for any Company insurance policies or contracts, investment discretion and responsibility for which shall be retained by the Company as provided in Section 5.1.
5.3    The Trustee shall have the power to invest the assets of the Trust, in accordance with the provisions of Sections 5.1 and 5.2. The Trustee shall not be liable for any failure to maximize income on such portion of the Trust assets as may be from time to time be invested or reinvested as set forth above, nor for any loss of principal or income due to the liquidation of any investment that the Company directs as necessary to make payments or to reimburse expenses under the terms of this Agreement.
5.4    The Trustee shall have all rights conferred upon trustees under Illinois law with respect to the investment of the trust assets.
VI.     INCOME OF THE TRUST
6.1    During the continuance of this Trust, all net income of the Trust shall be retained in the Trust.
VII.     ACCOUNTING BY THE TRUSTEE
7.1    The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust assets, including such specific records as shall be agreed upon in writing by the Company and the Trustee. Within 60 days following the close of each calendar year that includes or commences after the date of this Trust until the termination of this Trust or the removal or resignation of the Trustee (and within 60 days after the date of such termination, removal or resignation), the Trustee shall render to the Company an accounting with respect to the Trust assets as of the end of the then most recent calendar year (and as of the date of such termination, removal or resignation, as the case may be). The Trustee shall furnish to the Company on a quarterly basis (or on such other periodic basis as the Company and the Trustee shall agree to in writing from time to time) and in a timely manner such information regarding the Trust as the Company shall require for purposes of preparing its statements of financial condition. Upon the written request of the Company, the Trustee shall deliver to the Company a written report setting forth the amount held in the Trust and a record of the deposits made to the Trust by the Company. In the absence of the filing in writing with the Trustee by the Company of exceptions or objections to any account required under this Section 7.1 within 90 days, the Company shall be deemed to have approved such account; in such case, or upon the written approval by the Company of any such account, the Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. The Trustee may conclusively rely on determinations of the Company of valuations for assets of the Trust for which there is no readily available sources from which the fair market value may be obtained and on determinations of the issuing insurance company of valuations for insurance contracts/policies.
VIII.     RESPONSIBILITY AND INDEMNIFICATION OF THE TRUSTEE
8.1    The duties and responsibilities of the Trustee shall be governed solely by and limited to those expressly set forth in this Agreement without reference to the terms of any Plan, and no implied covenants or obligations shall be read into this Agreement against the Trustee.
8.2    If all or any part of the Trust assets are at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part of such property, then and in any of such events the Trustee shall be authorized to rely upon and comply with any such order, judgment or decree, and it shall not be liable to the Company or any Trust Beneficiary by reason of such compliance even though such order, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.
8.3    The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken or not taken pursuant to the terms of this Agreement, except to the extent such liability arises directly from the Trustee’s negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Agreement (including the failure to carry out in accordance with its terms any direction provided by the Company in accordance with the terms of the Agreement). Each of the Company and the Trustee shall discharge its responsibilities in accordance with the terms of this Agreement.
8.4    The Trustee may select and consult with legal counsel (who shall not be counsel for the Company) with respect to any of its duties or obligations hereunder.
8.5    The Trustee shall be reimbursed by the Company for its reasonable expenses incurred in connection with the performance of its duties (including, but not limited to, the fees and expenses of counsel, accountants and others incurred pursuant to Sections 3.1, 8.4 or 8.11 for which the Company has received prior written notice from the Trustee, provided that such notice shall only be provided with respect to fees and expenses of an individual professional retained in accordance with the aforementioned sections and for which the Trustee reasonably expects such fees and expenses to exceed $5,000) and shall be paid fees as agreed to in writing by the Company on the one hand and the Trustee on the other hand, from time to time for the performance of its duties hereunder.
8.6    The Company (which has the authority to do so under the laws of its state of incorporation), agrees to indemnify and defend and hold harmless the Trustee from and against any and all liabilities, suits, damages, losses, claims or expenses incurred of whatsoever kind and nature (including, but not limited to, expenses of investigation and fees and disbursements of legal counsel to the Trustee, and further including any taxes imposed on the Trust assets or income of the Trust) which may be imposed upon, asserted against or incurred by The Northern Trust Company at any time: (1) by reason of its carrying out its responsibilities or providing services under this Agreement, or its status as the Trustee, or by reason of any act or failure to act under this Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from the Trustee's negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Agreement, or (2) by reason of the Trust's failure to qualify as a grantor trust under the IRS grantor trust rules or a Plan's failure to qualify as an excess benefit or top-hat plan exempt from all or Parts 2, 3, and 4 of Title 1 of ERISA. The Trustee shall not be required to undertake or to defend any litigation or arbitration arising in connection with this Agreement unless: (i) the Trustee consents to such undertaking (which consent shall not be unreasonably withheld); and (ii) it be first indemnified by the Company against its prospective costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses), and the Company agrees to indemnify the Trustee and be primarily liable for such costs, expenses and liabilities to the extent the Trustee provides notice of such fees and expenses where practicable. Any amount payable to the Trustee under Section 8.5 or this Section 8.6 shall be paid from the assets of the Trust. In the event the assets of the Trust are insufficient to cover such amounts, the Trustee shall be paid by the Company promptly upon demand by the Trustee, and within 30 days of such demand (unless the Company objects in writing to the payment of all or a portion of the amount demanded). In the event that payment is made to the Trustee from the Trust assets, the Trustee shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any payments made from the Trust assets to the Trustee pursuant to Section 8.5 or this Section 8.6. The failure of the Company to transfer any such amount shall not in any way impair the Trustee's right to indemnification, reimbursement and payment pursuant to Section 8.5 or this Section 8.6. This paragraph shall survive the termination of this Agreement.
8.7    At the direction of the Company, the Trustee may vote any stock or other securities and exercise any right appurtenant to any stock, other securities or other property it holds, either in person or by general or limited proxy, power of attorney or other instrument.
8.8    The Trustee may hold securities in bearer form and may register securities and other property held in the Trust fund in its own name or in the name of a nominee, combine certificates representing securities with certificates of the same issue held by the Trustee in other fiduciary capacities, and deposit, or arrange for deposit of, property with any depository; provided that the books and records of the Trustee shall at all times show that all such securities are part of the assets of the Trust.
8.9    All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participants.
8.10    The Trustee may exercise all rights appurtenant to any letter of credit made payable to the Trustee of the Trust for the benefit of the Trust in accordance with the terms of such letter of credit.
8.11    The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals, who may be agents, accountants, actuaries, investment advisors, financial consultants, or otherwise act in a professional capacity, as the case may be, for the Company or with respect to a Plan, to assist the Trustee in performing any of its duties. All expenses in connection with this Section shall be allowed as authorized expenses of the Trust, and if the Trust assets are not sufficient to cover such expenses, shall be payable by the Company.
8.12    (a)    As directed by the Company, the Trustee shall take all actions in order to collect any life insurance, annuity, or other benefits or payments of which the Trust is the designated beneficiary. The Company shall pay directly all premiums and other charges due thereon in a timely manner, or direct the Trustee to pay all such premiums and charges that are not so paid by the Company. To the extent the Trust contains cash or its equivalent readily available for such purpose or policy loans and/or dividends are available, the Trustee shall pay premiums due with such cash or its equivalent or policy loans and/or dividends, as directed by the Company. If the Trust does not have sufficient cash or its equivalent readily available and policy loans and dividends are not available, then the Company shall direct the Trustee to liquidate other assets held in the Trust to generate the necessary cash.
(b)    The Trust shall be named sole owner and beneficiary of each life insurance policy held in the Trust and shall have full authority and power to exercise all rights of ownership relating to the policy, except the Trustee shall have no power, other than in accordance with Articles IV and XI hereof, to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, to lend to any person the proceeds of any borrowing against such policy or to surrender any policy or allow any policy to lapse at any time when there are other assets in the Trust that can be disposed of or otherwise used to generate any cash necessary to maintain the policy.
(c)    The Trustee shall have the power, at the direction of the Company (upon which direction the Trustee may conclusively rely), to exchange that portion, if any, of the life insurance coverage on any Participant that is in excess of the amount of such coverage necessary to provide sufficient proceeds to pay the corresponding amount of Benefits, for additional life insurance coverage on other Participants. At the direction of the Company, the Trustee shall also have the power to acquire additional life insurance coverage on Participants through application for new life insurance.
IX.     AMENDMENTS, ETC., TO PLAN
9.1    Any amendment, restatement, successor or other change in a Plan or the addition of a new Plan that would materially increase the responsibilities or liabilities of the Trustee or materially change its rights and duties shall also require the written consent of the Trustee.

X.     REPLACEMENT OF THE TRUSTEE
10.1    The Trustee may resign and be discharged from its duties after providing not less than 90 days' notice in writing to the Company. The Trustee may be removed at any time upon notice in writing by the Company. A replacement or successor trustee shall be appointed by the Company. No such removal or resignation shall become effective until the effectiveness of the acceptance of the Trust by a successor trustee designated in accordance with this Article X. If no successor trustee is appointed within a reasonable period of time, the Trustee shall petition a court of competent jurisdiction to appoint a successor trustee or for instructions. Upon the acceptance of the Trust by a successor trustee, the Trustee shall release all of the moneys and other property (net of a reserve for such amount as may be necessary for the payment of the Trustee's fees and expenses incurred prior to the successor trustee's acceptance) in the Trust to its successor, who after such time shall for all purposes of this Agreement be considered to be the "Trustee." In the event of its removal or resignation, the Trustee shall duly file with the Company a written statement or statements of accounts and proceedings as provided in Section 7.1 for the period since the last previous accounting of the Trust.

XI.     AMENDMENT OR TERMINATION OF TRUST AGREEMENT
11.1    This Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company; provided, however, that no amendment shall have the effect of (a) making the Trust revocable after it has become irrevocable under Section 1.1 or (b) altering Section 8.12(b) or 11.2 hereof. Following the occurrence of a Change in Control, as defined in Section 1.3, the Trust may only be amended if the amendment is approved in writing by a group of Participants who constitute one-half of all Participants whose Benefits payable under the Trust also represent at least 50% of all Benefits payable to all Participants under the Trust, as of the effective date of such amendment, as certified to in writing by the Company (upon which certification the Trustee may conclusively rely).
11.2    The Trust shall terminate at such time as the Trust no longer contains any assets.
XII.     SPECIAL DISTRIBUTIONS
12.1    It is intended that (a) the creation of, transfer of assets to, and irrevocability of, the Trust will not cause any Plan to be other than "unfunded" for purposes of Title I of ERISA, (b) transfers of assets to the Trust will not be transfers of property for purposes of Section 83 of the Code, or any successor provision thereto, nor will such transfers or irrevocability cause a currently taxable benefit to be realized by a Trust Beneficiary pursuant to the "economic benefit" doctrine and (c) pursuant to Section 451 of the Code and Section 409A of the Code, or any successor provision thereto, amounts will be includable as compensation in the gross income of a Trust Beneficiary in the taxable year or years in which such amounts are actually distributed or made available to such Trust Beneficiary by the Trustee.
12.2    Notwithstanding anything to the contrary contained in the Plan, if the Company obtains an opinion of tax counsel selected by the Company to the effect that based upon any of the following occurring after the date of this Agreement (a) a change in the federal tax or revenue laws, (b) a decision in a controlling case, (c) a published ruling or similar announcement issued by the Internal Revenue Service, (d) a regulation issued by the Secretary of the Treasury, (e) a decision by a court of competent jurisdiction involving a Trust Beneficiary, or (f) a closing agreement made under Section 7121 of the Code, or any successor provision thereto, that is approved by the Internal Revenue Service and involves a Trust Beneficiary, it is more likely than not that an amount is includible in the gross income of a Trust Beneficiary in a taxable year that is prior to the taxable year or years in which such amount would, but for this Section 12.2, otherwise actually be distributed or made available to such Trust Beneficiary by the Trustee, then, to the extent the Company determines in its sole discretion for purposes of this Trust Agreement that it is permitted under Section 409A of the Code and any regulations or other guidance issued thereunder, the Company shall direct the Trustee to distribute to each affected Trust Beneficiary an amount equal to the amount determined to be includible in gross income in such prior taxable year. The Company shall seek such an opinion of tax counsel if and only if requested to do so by the written consent of the Participants. The Trustee shall have no responsibility for ensuring that any such opinion has been obtained or any such distribution is permitted and shall follow the directions of the Company with respect to such distributions as if such direction was provided pursuant to Article II.
12.3    Notwithstanding anything to the contrary contained in any Plan, if a Trust Beneficiary provides evidence satisfactory to the Company demonstrating that, as a result of an assertion by the Internal Revenue Service, a final nonappealable binding determination has been made with respect to a taxable year of such Trust Beneficiary that an amount is includible in the gross income of such Trust Beneficiary in a taxable year that is prior to the taxable year in which such amount would, but for this Section 12.3, otherwise actually be distributed or made available to such Trust Beneficiary by the Trustee, then, to the extent the Company determines in its sole discretion for purposes of this Trust Agreement that it is permitted under Section 409A of the Code and any regulations or other guidance issued thereunder, the Company may direct the Trustee to distribute to such Trust Beneficiary an amount equal to such amount determined by the Internal Revenue Service to be includible in gross income in such prior taxable year. The Trustee shall have no responsibility for ensuring that any such opinion has been obtained or any such distribution is permitted and shall follow the directions of the Company with respect to such distributions as if such direction was provided pursuant to Article II.
XIII.     GENERAL PROVISIONS
13.1    The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, provide information, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Trust. Any action required to be taken by the Company shall be by (i) resolution of its board of directors or (ii) by the written direction of one or more of its president, any vice president or treasurer or assistant treasurer, or (iii) by such other person or persons as shall be authorized by one or more of its president, any vice president or treasurer or assistant treasurer or by resolution of its board of directors, which resolution shall be filed with the Trustee. The Trustee may take or omit to take any action in accordance with written direction purporting to be signed by such an officer of the Company or other authorized person, or in reliance upon a certified copy of a resolution of the board of directors which the Trustee believes to be genuine. The Trustee shall have no responsibility for any action taken by the Trustee in accordance with any such resolution or direction.
13.2    Each Exhibit referred to in this Agreement shall become a part of this Agreement and is expressly incorporated by reference upon delivery to and receipt by the Trustee.
13.3    This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings between the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.
13.4    This Agreement shall be governed by and construed in accordance with the laws of Illinois, without giving effect to the principles of conflict of laws thereof.
13.5    If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
13.6    (a)    The preamble to this Agreement shall be considered a part of the agreement of the parties as if set forth in a section of this Agreement.
(b)    The headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
13.7    The right of any Trust Beneficiary to any benefit or to any payment may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by any Trust Beneficiary to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Trust Beneficiary.
13.8    Any dispute between the Participants and the Company or the Trustee as to the interpretation or application of the provisions of this Agreement and amounts payable may, at the election of any party to such dispute (or, if more than one Participant is such a party, at the election of two‑thirds of such Participants), be determined by binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect; provided, however, this Section 13.8 shall not be construed to limit the Company's right to interpret each Plan in accordance with its terms. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. The fees and expenses (including reasonable attorney's fees and expert fees) incurred in the arbitration shall be paid as directed by the arbitrator. However, all of the Trustee's fees and expenses incurred in any arbitration or enforcement proceeding to resolve a dispute between the Company and a Trust Beneficiary shall be allowed as an administrative expense of the Trust.
13.9    The Trustee shall have no liability for any losses arising out of delays in performing the services it renders under this Agreement when such losses result from events beyond its control, including without limitation, interruption of the business of the Trustee due to acts of God, acts of governmental authority, acts of war, riots, civil commotions, insurrections, labor difficulties (including, but not limited to, strikes and other work slippages due to slow-downs), any action of any courier or utility, mechanical or other malfunction, and electronic interruption.
XIV.     NOTICES
For all purposes of this Agreement, any communication, including without limitation, any notice, consent, report, demand or waiver required or permitted to be given shall be in writing and shall be effective upon receipt of such notice and may be delivered (i) personally, (ii) by facsimile, or (iii) by mail and addressed as follows:

If to the Company, to:	Newell Rubbermaid Inc.
c/o Michael R. Peterson 3 Glenlake Parkway Atlanta, GA 30328 Telephone: (770) 418-7737 Fax: (770) 677-8737 michael.peterson@newellco.com

If to the Trustee, to:	The Northern Trust Company c/o Brian Voirol 50 South La Salle Street, MB28 Chicago, IL 60603 Telephone: (312) 557-3213 Fax: (312) 630-6062 bv4@ntrs.com provided, however, that if any party or such party's successors shall have designated a different address by notice to the other parties, then to the last address so designated.
IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed on its behalf as of the date first above written.

NEWELL RUBBERMAID INC.

Signature/s/ James M. Sweet
Name: James M. Sweet
Title: Executive Vice President, Human Resources and Corporate Communications
Date: June 1, 2013

The undersigned, John K. Stipancich, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Newell Rubbermaid Inc. (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Trust Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ John K. Stipancich
Secretary
Newell Rubbermaid Inc.

THE NORTHERN TRUST COMPANY

Signature: /s/ Brian Voirol
Name: Brian Voirol
Title: Vice President
Date: June 5, 2013

EXHIBIT A

PLANS

Newell Co. Deferred Compensation Plan (1980)

Rubbermaid Incorporated Deferred Compensation Plan (1985/1987)

Rubbermaid Incorporated Deferred Compensation Plan (1990/1992)

Newell Rubbermaid Inc. 2002 Deferred Compensation Plan

Newell Rubbermaid Inc. 2008 Deferred Compensation Plan

877359.3